Exhibit 99.1

News Release	Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com

FOR IMMEDIATE RELEASE

Dr. Alice P. Gast Elected to Chevron Board of Directors

SAN RAMON, Calif., October 3, 2012 – Chevron Corporation (NYSE: CVX) announced that Dr. Alice P. Gast has been elected to Chevron’s board of directors and will serve on the company’s Audit Committee.

John Watson, chairman, Chevron Corporation said, “Dr. Gast has tremendous technical and industry expertise that will be a valuable addition to our board discussions. We look forward to welcoming her to the board.”

Gast, 54, is currently president of Lehigh University, a position she has held since 2006. Before joining Lehigh, Gast was vice president for research, associate provost and Robert T. Haslam chair in chemical engineering at Massachusetts Institute of Technology from 2001 to 2006, and prior to that, was professor of chemical engineering at Stanford University and the Stanford Synchrotron Radiation Laboratory from 1985 to 2001.

Gast is one of three 2010 science envoys appointed by U.S. Secretary of State Hillary Rodham Clinton and the U.S. Department of State. Her post includes Azerbaijan, Kazakhstan and Uzbekistan. Gast serves on the board of trustees of King Abdullah University of Science and Technology, the board of governors of The New York Academy of Sciences, the board of directors of Lehigh Valley Association of Independent Colleges, and the Patriot League council of presidents.

Gast holds a bachelor’s degree in chemical engineering from the University of Southern California and a master’s degree and doctorate in chemical engineering from Princeton University.

Chevron is one of the world’s leading integrated energy companies, with subsidiaries that conduct business worldwide. The company is involved in virtually every facet of the energy industry. Chevron explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and lubricants; manufactures and sells petrochemical products; generates power and produces geothermal energy; provides energy efficiency solutions; and develops the energy resources of the future, including biofuels. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.

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Contact:         Lloyd Avram —         +1 925-790-6930